Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Artisan Partners Asset Management Inc. of our report dated February 29, 2012 relating to the financial statements of Artisan Partners Asset Management Inc. and our report dated February 29, 2012, except for the change in the presentation of comprehensive income discussed in Note 2 as to which date is December 18, 2012, relating to the consolidated financial statements of Artisan Partners Holdings LP and Subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin

December 18, 2012